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                                                                     Exhibit 4.1

                       Amendment No. 3 to Rights Agreement

                         and Appointment of Rights Agent

         This Amendment No.3 to Rights Agreement and Appointment of Rights Agent (this "Amendment"), effective as of August 19, 2002, is between Lifeline Systems, Inc., a Massachusetts corporation (the "Company"), and Registrar and Transfer Company, a New Jersey corporation ("R&T").

         WHEREAS, the Company and State Street Bank and Trust Company ("State Street") are parties to a Rights Agreement, dated as of July 24, 1998, as amended pursuant to Amendment No. 1 thereto dated October 18, 1998 and Amendment No. 2 thereto dated June 30, 2002 (as amended, the "Rights Agreement"); and

         WHEREAS, the Company no longer utilizes Equiserve, Inc. as its transfer agent and, accordingly, State Street, for which Equiserve, Inc. is a service company, has resigned as rights agent under the Rights Agreement ("Rights Agent") pursuant to notice given July 9, 2002;

         WHEREAS, Section 21 of the Rights Agreement permits the resignation of the Rights Agent and the appointment by the Company of a new Rights Agent;

         WHEREAS, pursuant to Amendment No. 1 to the Rights Agreement, the Company had adopted certain amendments relating to a proposed transaction involving Protection One, Inc., and hereby desires to remove such amendments from the Rights Agreement;

         WHEREAS, Section 27 of the Rights Agreement permits the amendment of the Rights Agreement by the Company;

         WHEREAS, pursuant to a resolution duly adopted on July 10, 2002, the Board of Directors of the Company has authorized the amendment of the Rights Agreement and the appointment of a new Rights Agent as set forth below; and

         WHEREAS, the Board of Directors of the Company has determined that such amendments are desirable and are consistent with the objectives of the Board of Directors in connection with the original adoption of the Rights Agreement;

         NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, the parties hereby agree as follows:

         1.  Amendment of Section 7(a).  Section 7(a) of the Agreement is hereby
             -------------------------
amended in full and replaced in its entirety by the following:

                  "(a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c),

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         Section 11(a)(iii) and Section 23 hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of shares of Common Stock (or other shares, securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Final Expiration Date, (ii) the time at which the Rights expire as provided in Section 13(d) hereof, (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date") or
         (iv) the time at which such Rights are exchanged as provided in Section 24 hereof (the earliest of (i), (ii), (iii) and (iv) being herein referred to as the "Expiration Date")."

         2.  Amendment of Section 21.  Section 21 is hereby amended by deleting
             -----------------------
the fifth sentence thereof and replacing it with the following:

         "Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) (X) a corporation organized and doing business under the laws of the United States, or of any state of the United States, in good standing, having an office in the United States and (Y) registered as a Transfer Agent in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended, and qualified to act as a Transfer Agent under the rules of the New York Stock Exchange or (b) an affiliate of a corporation described in clause (a) of this sentence."

         3.  Amendment of Section 26. Section 26 is hereby amended by deleting
             -----------------------
the address of the Rights Agent currently set forth therein and replacing it with the following:

                    "Registrar and Transfer Company
                    10 Commerce Drive
                    Cranford, New Jersey 07016
                    Attn: Account Executive - Lifeline Systems, Inc."

         4.  Amendment of Section 35.  Section 35 of the Agreement is hereby
             -----------------------
deleted in its entirety.

         5. Appointment of New Rights Agent. Pursuant to Section 21 of the
            -------------------------------
Rights Agreement, the Company hereby appoints R&T as Rights Agent in accordance with the terms and conditions of the Rights Agreement and with the same powers, rights, duties and responsibilities as if R&T had been originally named as Rights Agent. R&T hereby accepts such appointment.

         6.  Effectiveness.  This Amendment shall be deemed effective as of the
             -------------
date set forth above as if executed by all parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         7.  Miscellaneous.  This Amendment shall be deemed to be a contract
             -------------
made under the laws of the Commonwealth of Massachusetts and for all purposes shall be governed by and



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construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Rights Agreement.

8.       Certification.  The undersigned officer of the Company certifies by
         -------------
execution hereof that this Amendment is in compliance with the terms of Sections 27 of the Rights Agreement.


         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.


                                            LIFELINE SYSTEMS, INC.

                                            By: /s/ Ronald Feinstein
                                                -------------------------------
                                                Name:  Ronald Feinstein
                                                Title:  President


                                            REGISTRAR AND TRANSFER COMPANY

                                            By: /s/ William P. Tatler
                                                -------------------------------
                                                Name: William P. Tatler
                                                Title:  Vice President


State Street Bank and Trust Company
hereby affirms its resignation under
the Rights Agreement as set forth above.


STATE STREET BANK AND TRUST COMPANY

By: /s/ Stephen Cesso
    -------------------------------
    Name:  Stephen Cesso
    Title:  Authorized Signor


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